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                                                                Exhibit 23(j)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-86067 of Century Capital Management Trust on Form N-1A of our report dated December 5, 2002, appearing in the Annual Report to shareholders of Century Shares Trust and Century Small Cap Select Fund for the period ended and year ended October 31, 2002, respectively (each a series of Century Capital Management Trust) and to the reference to us under the headings "Financial Highlights" in each Prospectus and "Financial Statements" in each Statement of Additional Informtion, all of which is part of such Registration Statement.


                                           /s/ Deloitte & Touche LLP


Boston, Massachusetts
February 26, 2003